UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 1, 2015

Date of Report

(Date of earliest event reported)

Hudson Pacific Properties, Inc.

Hudson Pacific Properties, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Hudson Pacific Properties, Inc.)	27-1430478 (Hudson Pacific Properties, Inc.)
Maryland (Hudson Pacific Properties, L.P.)	80-0579682 (Hudson Pacific Properties, L.P.)
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11601 Wilshire Blvd., Sixth Floor
Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 445-5700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Stockholders Agreement

On April 1, 2015, in connection with the closing of the Acquisition as described in Item 2.01 below, Hudson Pacific Properties, Inc. (the “Company”) entered into a Stockholders Agreement dated April 1, 2015 (the “Stockholders Agreement”) by and among the Company, Hudson Pacific Properties, L.P. (the “Operating Partnership”), Blackstone Real Estate Advisors L.P. (“BREA”) and the other affiliates of The Blackstone Group L.P. parties thereto (the “Sponsor Stockholders”). The Stockholders Agreement sets forth various arrangements and restrictions with respect to the governance of the Company and certain rights of the Sponsor Stockholders with respect to the shares of common stock of the Company (“Common Stock”) and common units of partnership interest in the Operating Partnership (“OP Units”) received by the Sponsor Stockholders in connection with the Acquisition (the “Equity Consideration”).

Pursuant to the terms of the Stockholders Agreement, the Board of Directors of the Company (the “Board”) has expanded from eight to eleven directors, and three director nominees designated by the Sponsor Stockholders to the Board have been elected. Subject to certain exceptions, the Board will continue to include the Sponsor Stockholders’ designees in its slate of nominees, and will continue to recommend such nominees, and will otherwise use its reasonable best efforts to solicit the vote of the Company’s stockholders to elect to the Board the slate of nominees which includes those designated by the Sponsor Stockholders. The Sponsor Stockholders will have the right to designate three nominees for so long as the Sponsor Stockholders continue to beneficially own, in the aggregate, greater than 50% of the Equity Consideration. If the Sponsor Stockholders’ beneficial ownership of the Equity Consideration decreases, then the number of director nominees that the Sponsor Stockholders will have the right to designate will be reduced (i) to two, if the Sponsor Stockholders beneficially own greater than or equal to 30% but less than or equal to 50% of the Equity Consideration and (ii) to one, if the Sponsor Stockholders beneficially own greater than or equal to 15% but less than 30% of the Equity Consideration. The Board nomination rights of the Sponsor Stockholders will terminate at such time as the Sponsor Stockholders beneficially own less than 15% of the Equity Consideration or upon written notice of waiver or termination of such rights by the Sponsor Stockholders. So long as the Sponsor Stockholders retain the right to designate at least one nominee to the Board, the Company will not be permitted to increase the total number of directors comprising the Board to more than twelve persons without the prior written consent of the Sponsor Stockholders.

For so long as the Sponsor Stockholders have the right to designate at least two director nominees, subject to the satisfaction of applicable NYSE independence requirements, the Sponsor Stockholders will also be entitled to appoint one such nominee then serving on the Board to serve on each committee of the Board (other than certain specified committees).

The Stockholders Agreement also includes: (i) standstill provisions, which require that, until such time as the Sponsor Stockholders beneficially own shares of Common Stock representing less than 10% of the total number of issued and outstanding shares of Common Stock on a fully-diluted basis, the Sponsor Stockholders and BREA are restricted from, among other things, acquiring additional equity or debt securities (other than non-recourse debt and certain other debt) of the Company and its subsidiaries without the Company’s prior written consent; and (ii) transfer restriction provisions, which restrict the Sponsor Stockholders from transferring any of the Equity Consideration (including shares of Common Stock issued to the Sponsor Stockholders in exchange of OP Units pursuant to the terms of the Third Amended and Restated Limited Partnership Agreement) (collectively, the “Covered Securities”) until November 1, 2015 (other than pursuant to certain specified exceptions), at which time such transfer restrictions will cease to be applicable to 50% of the Covered Securities. The transfer restrictions applicable to the remaining 50% of the Covered Securities will cease to be applicable on March 1, 2016 (or, if earlier, 30 days following written notice of waiver or termination by the Sponsor Stockholders of their board nomination rights described above). If, prior to November 1, 2015, the Sponsor Stockholders provide written notice waiving and terminating their director nomination rights described above, the transfer restrictions applicable to all the Covered Securities will cease to be applicable on November 1, 2015 and, if such written notice of waiver and termination is provided after November 1, 2015, then the transfer restrictions will cease to be applicable as of the earlier of March 1, 2016 and 30 days following the Issuer’s receipt of such written notice.

In addition, pursuant to the Stockholders Agreement, until April 1, 2017, the Company is required to obtain the prior written consent of the Sponsor Stockholders prior to the issuance of common equity securities by it or any of its subsidiaries other than up to an aggregate of 16,843,028 shares of Common Stock (and certain other exceptions).

Further, until such time as the Sponsor Stockholders beneficially own, in the aggregate, less than 15% of the Equity Consideration, each Sponsor Stockholder will cause all Common Stock held by it to be voted by proxy (i) in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes the Sponsor Stockholders’ nominees and (ii) otherwise in accordance with the recommendation of the Board (to the extent the recommendation is not inconsistent with the rights of the Sponsor Stockholders under the Stockholders Agreement) with respect to any other action, proposal or other matter to be voted upon by the Company’s stockholders, other than in connection with (A) any proposed transaction relating to a change of control of the Company, (B) any amendments to the Company’s charter or bylaws, (C) any other transaction that the Company submits to a vote of its stockholders pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual or (D) any other transaction that the Company submits to a vote of its stockholders for approval.

As required by the Stockholders Agreement, the Company has agreed that the Sponsor Stockholders and certain of their affiliates may engage in investments, strategic relationships or other business relationships with entities engaged in other business, including those that compete with the Company or any of its subsidiaries, and will have no obligation to present any particular investment or business opportunity to the Company, even if the opportunity is of a character that, if presented to the Company, could be undertaken by the Company. As required by the Stockholders Agreement, to the maximum extent permitted under Maryland law, the Company has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any such investment, opportunity or activity presented to or developed by the Sponsor Stockholders, their nominees for election as directors and certain of their affiliates, other than any opportunity expressly offered to a director nominated at the direction of the Sponsor Stockholders in his or her capacity as a director of the Company.

Further, without the prior written consent of the Sponsor Stockholders, the Company may not amend certain provisions of its Bylaws relating to the ability of its directors and officers to engage in other business or to adopt qualification for directors other than those in effect as of the date of the Stockholders Agreement or as are generally applicable to all directors, respectively.

The Stockholders Agreement also includes certain provisions that, together, are intended to enhance the liquidity of OP Units to be held by the Sponsor Stockholders.

Redemption Rights of Sponsor Stockholders

Under the terms of the Stockholders Agreement, the Company (in its capacity as the general partner of the Operating Partnership) has waived the 14-month holding period set forth in the Third Amended and Restated Limited Partnership Agreement (as defined below) before the Sponsor Stockholders may require the Operating Partnership to redeem the OP Units and grants certain additional rights to the Sponsor Stockholders in connection with such redemptions. Among other things, the Company generally must give the Sponsor Stockholder notice before 9:30 a.m. Eastern time on the business day after the business day on which a Sponsor Stockholder gives the Company notice of redemption of any OP Units of the Company’s election, in its sole and absolute discretion, to either (A) cause the Operating Partnership to redeem all of the tendered OP Units in exchange for a cash amount per OP Unit equal to the value of one share of Common Stock on the date that the Sponsor Stockholder provided its notice of redemption, calculated in accordance with and subject to adjustment as provided in the Third Amended and Restated Limited Partnership Agreement and the Stockholders Agreement, or (B) subject to the restrictions on ownership and transfer of the Company’s stock set forth in its charter, acquire all of the tendered OP Units from the Sponsor Stockholder in exchange for shares of Common Stock, based on an exchange ratio of one share of Common Stock for each OP Unit, subject to adjustment as provided in the Third Amended and Restated Limited Partnership Agreement. If the Company fails to timely provide such notice, the Company will be deemed to have elected to cause the Operating Partnership to redeem all such tendered OP Units in exchange for shares of Common Stock.

The Company may also elect to cause the Operating Partnership to redeem all OP Units tendered by a Sponsor Stockholder with the proceeds of a public or private offering of Common Stock under certain circumstances as discussed more fully below.

Restrictions on Transfer of OP Units by Sponsor Stockholders

Under the terms of the Stockholders Agreement, the Company (in its capacity as the general partner of the Operating Partnership) has waived the 14-month holding period set forth in the Third Amended and Restated Limited Partnership Agreement before the Sponsor Stockholders may transfer any OP Units, and has agreed to admit any permitted transferee of a Sponsor Stockholder as a substituted limited partner of the Operating Partnership upon the satisfaction of certain conditions described in the Third Amended and Restated Limited Partnership Agreement and the Stockholders Agreement. Nevertheless, the Covered Securities are subject to the transfer restrictions described above.

Amendments to the Third Amended and Restated Limited Partnership Agreement

The Stockholders Agreement prohibits the Company, without the prior written consent of the Sponsor Stockholders, from amending certain provisions of the Third Amended and Restated Limited Partnership Agreement in a manner adverse in any respect to the Sponsor Stockholders (in their capacity as limited partners of the Operating Partnership), or to add any new provision to the Third Amended and Restated Limited Partnership Agreement that would have a substantially identical effect or from taking any action that is intended to or otherwise would have a substantially identical effect.

A copy of the Stockholders Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Stockholders Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Stockholders Agreement attached hereto.

The Registration Rights Agreement

On April 1, 2015, in connection with the closing of the Acquisition, the Company entered into a Registration Rights Agreement, dated April 1, 2015 (the “Registration Rights Agreement”) by and among the Company and the Sponsor Stockholders. The Registration Rights Agreement provides for customary registration rights with respect to the Equity Consideration, including the following:

•	Shelf Registration. The Company will prepare and file not later than August 1, 2015 a resale shelf registration statement covering the Sponsor Stockholders’ shares of Common Stock received as part of the Equity Consideration as well as shares issuable upon redemption of OP Units received as part of the Equity Consideration, and the Company is required to use its reasonable best efforts to cause such resale shelf registration statement to become effective prior to the termination of the transfer restrictions under the Stockholders Agreement (as described above).

•	Demand Registrations. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), the Sponsor Stockholders may cause the Company to register their shares if the foregoing resale shelf registration statement is not effective or if the Company is not eligible to file a shelf registration statement.

•	Qualified Offerings. Any registered offerings requested by the Sponsor Stockholders that are to an underwriter on a firm commitment basis for reoffering and resale to the public, in an offering that is a “bought deal” with one or more investment banks or in a block trade with a broker-dealer will be (subject to certain specified exceptions): (i) no more frequent than once in any 120-day period, (ii) subject to underwriter lock-ups from prior offerings then in effect, and (iii) subject to a minimum offering size of $50 million.

•	Piggy-Back Rights. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), the Sponsor Stockholders will be permitted to, among other things, participate in offerings for the Company’s account or the account of any other securityholder of the Company (other than in certain specified cases). If underwriters advise that the success of a proposed offering would be significantly and adversely affected by the inclusion of all securities in an offering initiated by the Company for the Company’s own account, then the securities proposed to be included by the Sponsor Stockholders together with other stockholders exercising similar piggy-back rights are cut back first.

A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Registration Rights Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Registration Rights Agreement attached hereto.

Third Amended and Restated Limited Partnership Agreement

On April 1, 2015, in connection with the closing of the Acquisition, the Company, as the general partner of the Operating Partnership, entered into the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated April 1, 2015 (the “Third Amended and Restated Limited Partnership Agreement”) along with the Sponsor Stockholders and the other limited partners of the Operating Partnership listed on Exhibit A attached thereto. The principal changes to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended and as in effect immediately prior to the closing of the Acquisition, made by the Third Amended and Restated Limited Partnership Agreement were to add the provisions described below.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the Company

Prior to the date on which the Sponsor Stockholders and any of their affiliates own less than 9.8% of the Equity Consideration, the Company may not consummate any of (a) a merger, consolidation or other combination of the Company’s or the Operating Partnership’s assets with another person, (b) a sale of all or substantially all of the assets of the Operating Partnership, (c) sell all or substantially all of the Company’s assets not in the ordinary course of the Operating Partnership’s business or (d) a reclassification, recapitalization or change in the Company’s outstanding equity securities (other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the Company’s stockholders), in each case, which is submitted to the holders of Common Stock for approval, unless such transaction is also approved by the partners of the Operating Partnership holding OP Units on a “pass through” basis, which, in effect, affords the limited partners of the Operating Partnership that hold OP Units the right to vote on such transaction as though such limited partners held the number of shares of Common Stock into which their OP Units were then exchangeable and voted together with the holders of the Company’s outstanding Common Stock with respect to such transaction.

Stock Offering Funding of Redemption

If any Sponsor Stockholder or any of its affiliates who become limited partners of the Operating Partnership (“Specified Limited Partners”) delivers a notice of redemption with respect to OP Units that, if exchanged for Common Stock, would result in a violation of the Excepted Holder Limit (as defined below) or otherwise violate the restrictions on ownership and transfer of the Company’s stock set forth in its charter and that have an aggregate value in excess of $50 million as calculated pursuant to the terms of the Third Amended and Restated Limited Partnership Agreement, then, if the Company is then eligible to register the offering of its securities on Form S-3 (or any successor form similar thereto), the Company may elect to cause the Operating Partnership to redeem such OP Units with the net proceeds from a public or private offering of the number of shares of Common Stock that would be deliverable in exchange for such OP Units but for the application of the Excepted Holder Limit and other restrictions on ownership and transfer of the Company’s stock. If the Company elects to fund the redemption of any OP Units with such an offering, it will allow all Specified Limited Partners the opportunity to include additional OP Units held by such Specified Limited Partners in such redemption.

A copy of the Third Amended and Restated Limited Partnership Agreement is attached hereto as Exhibit 4.3 and is incorporated herein by reference. The foregoing description of the Third Amended and Restated Limited Partnership Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Third Amended and Restated Limited Partnership Agreement attached hereto.

A&R Credit Agreement

On April 1, 2015, the Operating Partnership funded the facilities entered into pursuant to a Second Amended and Restated Credit Agreement dated as of March 31, 2015 with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner and Smith, Incorporated and Keybanc Capital Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners, with respect to the Existing Facilities (as defined below), and Wells Fargo Securities, LLC and Keybanc Capital Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners, with respect to the 7-Year Term Loan Facility (as defined below), Bank of America, N.A., and KeyBank National Association, as syndication agents with respect to the Existing Facilities, and KeyBank National Association, as syndication agent with respect to the 7-Year Term Loan Facility, Barclays Bank PLC, Fifth Third Bank, Morgan Stanley Bank, N.A., Royal Bank of Canada, Goldman Sachs Bank USA, and U.S. Bank National Association, as documentation agents with respect to the Existing Facilities, and the lenders party thereto (the “A&R Credit Agreement”).

The A&R Credit Agreement amended and restated the Operating Partnership’s existing $300.0 million unsecured revolving credit facility and $150.0 million unsecured term loan facility entered into on September 23, 2014 to, among other things, extend the term, increase the unsecured revolving credit facility to $400.0 million (the “Revolving Credit Facility”), increase the unsecured 5-year term loan facility to $550.0 million (the “5-Year Term Loan Facility” and, together with the Revolving Credit Facility, the “Existing Facilities”), and add a $350.0 million unsecured 7-year term loan facility (the “7-Year Term Loan Facility”, and, together with the Existing Facilities, the “A&R Credit Facilities”), which A&R Credit Facilities will be used: (a) for the payment of pre-development and development costs incurred in connection with properties owned by the Operating Partnership or any subsidiary; (b) to finance acquisitions otherwise permitted under the A&R Credit Agreement (including the Acquisition (as defined below)); (c) to finance capital expenditures and the repayment of indebtedness of the Company, the Operating Partnership and its subsidiaries; (d) to provide for the general working capital needs of the Company, the Operating Partnership and its subsidiaries and for other general corporate purposes of the Company, the Operating Partnership and its subsidiaries; and (e) to pay fees and expenses incurred in connection with the A&R Credit Agreement. The Operating Partnership continues to be the borrower under the A&R Credit Agreement. The Company and certain of its subsidiaries that own unencumbered properties are required to provide guaranties unless the Company obtains and maintains a credit rating of at least BBB- from S&P or Baa3 from Moody’s, in which case such guaranties by its subsidiaries are not required, except under limited circumstances. Subject to the satisfaction of certain conditions and lender commitments, the Operating Partnership may increase the availability of the A&R Credit Facilities so long as the aggregate commitments under the A&R Credit Facilities do not exceed $2.0 billion.

For borrowings under the Revolving Credit Facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 115 basis points to 185 basis points per annum or a specified base rate plus 15 basis points to 85 basis points per annum, depending on the Operating Partnership’s leverage ratio. For borrowings under the 5-Year Term Loan Facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 130 basis points to 220 basis points per annum or a specified base rate plus 30 basis points to 120 basis points per annum, depending on the Operating Partnership’s leverage ratio. For borrowings under the 7-Year Term Loan Facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 160 basis points to 255 basis points per annum or a specified base rate plus 60 basis points to 155 basis points per annum, depending on the Operating Partnership’s leverage ratio. If the Company obtains a credit rating for the Company’s senior unsecured long term indebtedness, the Operating Partnership may make an irrevocable election to change the interest rate for the Revolving Credit Facility to a rate equal to either LIBOR plus 87.5 basis points to 155 basis points per annum or the specified base rate plus zero basis points to 55 basis points per annum, for the 5-Year Term Loan Facility to a rate equal to either LIBOR plus 90 basis points to 185 basis points per annum or the specified base rate plus zero basis points to 85, and for the 7-Year Term Loan Facility to a rate equal to either LIBOR plus 140 basis points to 235 basis points per annum or the specified base rate plus 40 basis points to 135 basis points per annum, in each case, depending on the credit rating.

The Revolving Credit Facility is subject to a facility fee in an amount equal to the Operating Partnership’s revolving credit commitments (whether or not utilized) multiplied by a rate per annum equal to 20 basis points to 35 basis points, depending on the Operating Partnership’s leverage ratio, or, if the Operating Partnership makes the credit rating election, in an amount equal to the aggregate amount of the Operating Partnership’s revolving credit commitments (whether or not utilized) multiplied by a rate per annum equal to 12.5 basis points to 30 basis points, depending upon the credit rating. Unused amounts under the facility are not subject to a separate fee.

The amount available for us to borrow under the A&R Credit Agreement remains subject to compliance with a number of customary restrictive covenants contained therein, including:

•	a maximum leverage ratio (defined as consolidated total indebtedness plus the Operating Partnership’s pro rata share of indebtedness of unconsolidated affiliates to total asset value) of 0.60:1.00; provided that such ratio may increase to 0.65 to 1.00 for up to two (2) consecutive calendar quarters immediately following a Material Acquisition not more than twice during the term of this Agreement;

•	a maximum unencumbered leverage ratio (defined as consolidated unsecured indebtedness plus the Operating Partnership’s pro rata share of unsecured indebtedness of unconsolidated affiliates to total unencumbered asset value) of 0.60:1:00, provided that such ratio may increase to 0.65 to 1.00 for up to two (2) consecutive calendar quarters immediately following a Material Acquisition not more than twice during the term of this Agreement;

•	a minimum fixed charge coverage ratio (defined as the Operating Partnership’s adjusted EBITDA to its fixed charges) of 1.50:1.00;

•	a maximum secured indebtedness leverage ratio (defined as consolidated secured indebtedness plus the Operating Partnership’s pro rata share of secured indebtedness of unconsolidated affiliates to total asset value) of 0.55:1:00;

•	a minimum unsecured interest coverage ratio (defined as consolidated net operating income from unencumbered properties plus the Operating Partnership’s pro rata share of net operating income from unencumbered properties to unsecured interest expense) of 2.00:1.00; and

•	a maximum recourse debt ratio (defined as recourse indebtedness other than indebtedness under the revolving credit facility but including unsecured lines of credit to total asset value) of 0.15:1.00, provided that such test shall not apply so long as the Company maintains an investment grade credit rating.

In addition to these covenants, the A&R Credit Agreement also includes certain limitations on dividend payouts and distributions, limits on certain types of investments outside of the Operating Partnership’s primary business, and other customary affirmative and negative covenants. The Operating Partnership’s ability to borrow under the A&R Credit Agreement is subject to continued compliance with these covenants.

The original revolving loan maturity date for the A&R Credit Agreement may be extended once, for an additional one (1) year term. A fee equal to fifteen hundredths of one percent (0.15%) of the aggregate outstanding revolving commitments at such time (whether or not utilized) shall be paid to the administrative agent to exercise the right to extend.

If the Operating Partnership voluntarily prepays any of the borrowings under the 7-year term loan facility prior to the first anniversary of the closing of such facility, such prepayments shall be subject to a 2% prepayment premium on the principal amount of such loans that are prepaid. If the Operating Partnership voluntarily prepays any of the borrowings under the 7-year term loan facility on or after the first anniversary of the closing of such facility and prior to the second anniversary of the closing of such facility, such prepayments shall be subject to a 1% prepayment premium on the principal amount of such loans that are prepaid.

The description of the A&R Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the A&R Credit Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

New Credit Agreement

On April 1, 2015, the Operating Partnership funded the facility entered into pursuant to a separate Term Loan Credit Agreement dated March 31, 2015 with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner and Smith, Incorporated, and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Bookrunners, and the lenders party thereto (the “New Credit Agreement”).

The New Credit Agreement provides a $550.0 million unsecured term loan credit facility, which unsecured term loan facility will be fully drawn by us on the date of the New Credit Agreement to consummate the Acquisition, with the remaining funds used to pay fees and expenses incurred in connection with the Acquisition and the New Credit Agreement. The Operating Partnership is the borrower under the New Credit Agreement and the Company and all of its subsidiaries that own unencumbered properties will provide guaranties unless the Company obtains and maintains a credit rating of at least BBB- from S&P or Baa3 from Moody’s, in which case such guaranties are not required, except under limited circumstances.

For borrowings under the credit facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 130 basis points to 220 basis points per annum or a specified base rate plus 30 basis points to 120 basis points per annum, depending on the Operating Partnership’s leverage ratio. If the Company obtains a credit rating for its senior unsecured long term indebtedness, the Operating Partnership may make an irrevocable election to change the interest rate for the credit facility to a rate equal to either LIBOR plus 90 basis points to 185 basis points per annum or the specified base rate plus zero basis points to 85 basis points per annum, depending on the credit rating.

The term of the New Credit Agreement shall be two (2) years, with one (1) 1-year extension option. If any undrawn commitments remain as of April 1, 2016, a fee equal to one percent (1%) of the aggregate amount of the commitments (whether disbursed or undisbursed) shall be due and payable on April 1, 2016. If the Operating Partnership exercises the 1-year extension option, it is required to pay to the administrative agent a fee equal to one and half percent (1.5%) of the aggregate outstanding commitments so extended (whether or not utilized).

Except as noted herein, the New Credit Agreement shall be on terms substantially similar to the terms and subject to the financial covenants provided in the A&R Credit Agreement, as applicable to the proposed 5-Year Term Loan Facility thereunder.

The description of the New Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 6, 2014, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, the Operating Partnership and certain affiliates of The Blackstone Group L.P. (the “Seller Parties”). For additional information on the Purchase Agreement and the transactions contemplated thereby, please see Current Report on Form 8-K filed by the Company on December 11, 2014. A copy of the Purchase Agreement was filed previously as Exhibit 2.1 to such Current Report and is hereby incorporated by reference.

On April 1, 2015, pursuant to the Purchase Agreement, the Company consummated the transactions contemplated thereby and acquired a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (the “Target Properties”) from the Seller Parties (the “Acquisition”) for the following cash and equity consideration:

•	Cash Consideration. The Operating Partnership delivered to the Seller Parties a payment in cash of an aggregate amount equal to approximately $1.75 billion (as adjusted pursuant to the terms of the Purchase Agreement).

•	Equity Consideration. The Buyer Parties delivered to the Sponsor Stockholders (as the designated affiliates of the Seller Parties) an aggregate amount of 8,626,311 newly-issued shares of Common Stock (the “Issued Common Shares”) and 54,848,480 newly-issued OP Units (the “Issued OP Units”).

In connection with the issuance of the Equity Consideration, pursuant to the terms of the Purchase Agreement, the Board has granted to the Sponsor Stockholders and certain of their affiliates a limited exception to the restrictions on ownership and transfer of Common Stock set forth in the Company’s charter (the “Charter”) that will allow the Sponsor Stockholders and such affiliates to own, directly, or indirectly, in the aggregate, up to 17,707,056 shares of Common Stock (the “Excepted Holder Limit”). The grant of this exception is conditioned upon the receipt of various representations and covenants set forth in the Sponsor Stockholders’ request delivered on April 1, 2015, confirming, among other things, that neither the Sponsor Stockholders nor certain of their affiliates may own, directly or indirectly, (i) more than 9.9% of the interests in a tenant of the Company (other than a tenant of the 1455 Market Street office property) or (ii) more than 5.45% of the interests in a tenant of the 1455 Market Street office property, in each case subject to certain exceptions that may reduce such ownership percentage, but not below 2%. The request also includes representations intended to confirm that the Sponsor Stockholders’ and certain of their affiliates’ ownership of Common Stock will not cause the Company to otherwise fail to qualify as a REIT.

The Board will provide the exception to the Sponsor Stockholders and certain of their affiliates until (i) any such Sponsor Stockholder or affiliate violates any of the representations or covenants in the Sponsor Stockholders’ request or (ii) (a) any such Sponsor Stockholder or affiliate owns, directly or indirectly, more than the applicable ownership percentage (as described above) of the interests in any tenant(s) and (b) the maximum rental income expected to be produced by such tenant(s) exceeds (x) 0.5% of the Company’s gross income (in the case of tenants other than tenants of the 1455 Market Street office property) or (y) 0.5% of the 1455 Market Street Joint Venture’s gross income (in the case of tenants of the 1455 Market Street office property) for any taxable year (the “Rent Threshold”), at which time the number of shares of Common Stock that the Sponsor Stockholders and certain of their affiliates may directly or indirectly own will be reduced to the number of shares of Common Stock which would result in the amount of rent from such tenant(s) (that would be treated as related party rents under certain tax rules) representing no more than the Rent Threshold.

In addition, due to the Sponsor Stockholders’ ownership of common units of limited partnership interest in the Operating Partnership and the application of certain constructive ownership rules, the Operating Partnership will be considered to own the Common Stock that is directly or indirectly owned by the Sponsor Stockholders and certain of their affiliates. For this reason, the Board has also granted the Operating Partnership an exception to the restrictions on ownership and transfer of Common Stock set forth in the Charter.

Additional information about the Target Properties, including financial and other property data can be found in the Current Report on Form 8-K filed by the Company and the Operating Partnership on March 16, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On April 1, 2015, the Operating Partnership entered into (i) the A&R Credit Agreement and (ii) the New Credit Agreement (the credit facilities under the A&R Credit Agreement and the New Credit Agreement, the “Credit Facilities”), as described in Item 1.01 above and attached hereto as Exhibits 10.1 and 10.2, respectively. The credit facilities under the A&R Credit Agreement may be increased up to an aggregate principal amount of $2.0 billion in revolving and/or term loans, subject to receipt of lender commitments and satisfaction of specified conditions.

The Operating Partnership’s obligations under the Credit Facilities are guaranteed by the Company. The obligations under the Credit Facilities and the guarantees are unsecured. The Operating Partnership’s obligations under the Credit Facilities are required to be guaranteed by certain of its subsidiaries that own unencumbered properties unless the Company obtains and maintains a credit rating of at least BBB- from S&P or Baa3 from Moody’s, in which case such guaranties by such subsidiaries are not required, except under limited circumstances.

In addition to other covenants, the Credit Facilities place limits on the Operating Partnership’s and its subsidiaries’ ability to incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, engage in asset sales, alter the business conducted by the Operating Partnership and its subsidiaries and transact with affiliates.

Item 3.02	Unregistered Sales of Equity Securities

On April 1, 2015, in connection with the closing of the Acquisition described in Item 2.01 above, and as the Equity Consideration for the Acquisition, the Company issued the Issued Common Shares and the Operating Partnership issued the Issued OP Units. In issuing the Equity Consideration, the Company and the Operating Partnership relied on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Seller Parties have provided in the Purchase Agreement a written representation that the Sponsor Stockholders are each an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and the Company has not engaged in general solicitation in connection with the offer or sale of the Equity Consideration.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) In connection with the closing of the Acquisition described in Item 2.01 above and as contemplated by the Stockholders Agreement referred to in Item 1.01 above, Frank Cohen, John Schreiber and Michael Nash (collectively, the “New Directors”) were designated by the Sponsor Stockholders as nominees to the Board. Effective upon the closing of the Acquisition on April 1, 2015, the number of directors of the Company was increased from eight to eleven and Mr. Cohen, Mr. Schreiber and Mr. Nash were elected to the Board, with terms expiring at the annual meeting of the stockholders of the Company to be held in 2015 and when their successors are duly elected and qualify. The Company intends to enter into its standard indemnification agreement with each of the New Directors. There are no related person transactions between any New Director and the Company other than those that have been disclosed in this Current Report on Form 8-K. Additional information about the New Directors was filed previously in the Definitive Proxy Statement.

Item 8.01	Other Events

On April 2, 2015, the Company issued a press release announcing the closing of the Acquisition as described in this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information contained in Exhibit 99.1 is being furnished pursuant to Item 8.01 of this Current Report on Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under Section 18 of the Exchange Act. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Target Properties

The combined statement of revenues and certain expenses of the Target Properties for the year ended December 31, 2014 was previously filed by the Company as part of the Current Report on Form 8-K filed by the Company and the Operating Partnership on March 16, 2015.

(b)	Pro Forma Financial Information

The Company and the Operating Partnership intend to provide any required additional pro forma financial information relating to the acquisition of the Target Properties under cover of a Current Report on Form 8-K/A within the time allowed for such filings by Item 9.01(b)(2) of this Current Report on Form 8-K.

(d)	Exhibits

Exhibit No	Description

4.1	Stockholders Agreement, dated as of April 1, 2015, by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P. and the other parties thereto.

4.2	Registration Rights Agreement, dated as of April 1, 2015, by and among Hudson Pacific Properties, Inc. and the other parties thereto.

4.3	Third Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P. dated as of April 1, 2015.

10.1	Second Amended and Restated Credit Agreement, dated as of March 31, 2015, by and among Hudson Pacific Properties, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated, and Keybanc Capital Markets, Inc., as joint lead arrangers and joint bookrunners, with respect to the Existing Facilities, and Wells Fargo Securities LLC and Keybanc Capital Markets, Inc., as joint lead arrangers and joint bookrunners, with respect to the 7-Year Term Loan Facility, Bank of America, N.A., and KeyBank National Association, as syndication agents with respect to the Existing Facilities, and KeyBank National Association, as syndication agent with respect to the 7-Year Term Loan Facility, Barclays Bank PLC, Fifth Third Bank, Morgan Stanley Bank, N.A., Royal Bank of Canada, Goldman Sachs Bank USA, and U.S. Bank National Association, as documentation agents with respect to the Existing Facilities, and the lenders party thereto.

10.2	Term Loan Credit Agreement, dated as of March 31, 2015, by and among Hudson Pacific Properties, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner and Smith, Incorporated, and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and the lenders party thereto.

99.1	Press Release of Hudson Pacific Properties, Inc., dated April 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.
Date: April 2, 2015
	By:	/s/ Mark T. Lammas
		Name:	Mark T. Lammas
		Title:	Chief Financial Officer

HUDSON PACIFIC PROPERTIES, L.P.

	By:	Hudson Pacific Properties, Inc.
Its General Partner

	By:	/s/ Mark T. Lammas
		Name:	Mark T. Lammas
		Title:	Chief Financial Officer